[LOGO]
NETWORK-1
SECURITY SOLUTIONS, INC.



                                                                February 7, 2000

Dr. Bill Hancock
4907 Wareham Dr.
Arlington, TX  76017

Dear Bill,

         In connection with the proposed sale of Network-1's Professional Services Group ("PSG") to a strategic acquirer (Sinai), set forth below is a summary of our respective obligations to each other:


         Prior to or on the day of closing of the transaction with Sinai, Network-1 will:


         1. Receive from you your final expense report by fax or e-mail and with the FedEx of the originals overnight and reimburse you for any out of out-of-pocket expenses that were paid by you, as indicated on your expense report by FedEx overnight. Please include in this package the Company AMEX card, keys, phone cards, cell phones and pagers.

         2. Receive from you your final billable days / hours report by fax or e-mail and with the signed originals sent FedEx overnight which will include the time spent at Sinai this week.

         3. Provide you with your final payroll check through the day of closing by FedEx overnight.

         4. Provide you with your accrued vacation, if any through the day of closing by FedEx overnight. Per your request we will apply this against the open loan balance you have with the Company.

         5. Provide you with a grant of 25,000 Non Qualified Options, subject to the Sinai transaction closing, at an exercise price of $2.91, with 10,000 of the options vesting immediately and 15,000 options vesting on the day after the one year anniversary of the PSG Group Sale; provided, that, you are still employed by Sinai on such date.

         I am also happy to inform you that the Board of Directors' compensation committee has approved accelerated vesting of your 5,500 options at an exercise price of $6.00 per share, that were due to vest on 10/22/00 to a new vesting date that will be the day after closing of the Sinai transaction.

         The Board of Directors' compensation committee has also approved accelerated vesting of your 1,125 options at an exercise price of $3.75 per share that were due to vest on 6/22/00 to a new vesting date that will be the day after closing of the Sinai transaction.

         Network-1 also agrees to extend the time period of your vested Incentive Stock Options following the closing from the current exercise period of thirty (30) days to ninety (90) days. A schedule, with your ISO and Non Qualified Options distribution, quantities and exercise prices is attached hereto.

         In addition, Network-1 agrees to pay you a special bonus, payable within ten (10) days following the one year anniversary of the closing of the Sinai transaction, conditioned upon your continuing to be employed by Sinai at such time, in an amount equal to 3% of the net funds received by Network-1 from Sinai by the first anniversary of the closing which are in excess of $3M (the payment to Network-1 from Sinai, with respect to funds held in escrow will be up to $1.3 million and is subject to reduction upon certain events, including the failure of Sinai to retain the 7 PSG team members ,any breach of the representations and warranties set forth in

[LOGO]
NETWORK-1
SECURITY SOLUTIONS, INC.

Section 4 of the Asset Purchase Agreement between Network-1 and Sinai, and PO's of less than $300K in the first 90 days after closing). In addition we have secured the agreement of Wheatley Partners, L.P. II to release your founder shares from lockup as follows:

1) 25,000 shares will be released on 3/31/00 and you agree that the proceeds from such sale which will be used to pay off the balance of your Company loan which was $87,790 as of January 31, 1999;
2)   25,000 shares will be released on 6/30/00;
3)   25,000 shares will be released on 9/30/00; and
4)   The balance of your shares will be released on 11/12/00.

         Network-1 will be authorized by you, by 2/7/00, to return as collateral against your loan, a stock certificate of 50,000 NSSI shares.

         We have also agreed as follows with respect to your employment agreement with Network-1:

         1) Effective upon closing of the transaction with Sinai, your employment will be terminated upon mutual consent and that no severance is due to you.

         2) The "non-compete" provisions set forth in Section 13 of your employment agreement shall remain in full force and effect, pertaining to your participation in a company that develops competing software products to those of Network-1 other than Sinai. They will expire one year and one day from the date on this agreement.

         You will also execute an appropriate certificate, as one of the two NSSI officers involved in the consulting practice, confirming to the best of your knowledge that the representations and warranties set forth in Section 4 of the Asset Purchase Agreement are true and correct.

         This shall also serve as Network-1 consent for you to practice network security consulting within less than two years after termination as a modification of clause #r 13 in your employment agreement, dated June 30, 1998, under the following circumstances only:

         1)  Work performed as an employee of Sinai

         2) Work performed after termination at Sinai, if termination was not for cause

         We have also extended to you the offer, which you accepted, to remain an outside member of Network-1's Board of Directors for the current year. Sinai has also approved this.

         You understand that this letter (and the benefits set forth herein) shall be effective upon the Closing of the Sinai Transaction. If the foregoing confirms our understanding, kindly execute below at the appropriate place provided. Mutual signatures are required to make this letter effective.

                                            Very truly yours,

                                            Network-1 Security Solutions, Inc.
                                            ----------------------------------

                                            By:  Avi A. Fogel
                                                 ------------------
                                                 President and CEO

[LOGO]
NETWORK-1
SECURITY SOLUTIONS, INC.


AGREED TO AND ACCEPTED BY:
/s/ William Hancock
------------------------------------
By: Dr. Bill Hancock

Date: 2-9-00
---------------------------


Bill Hancock -                                         Option Summary

                                                                                      2000 &
                              Ex                     1998            1999            Special         2001         Total Vested
Type           Grant Date    Price     Total       Vesting         Vesting           Vesting       Vesting        Post Closing
----           ----------    -----     -----       -------         -------           -------       -------        ------------
ISO             10/22/98     $6.00      25,000       8,500            5,500             5500                            19,500
ISO              6/22/99     $3.75      20,000           0            6,800             1125                             7,925
ISO             10/25/99     $1.50      11,250           0             3825                0                             3,825
                                       ---------------------------------------------------------------------------------------
Totals                                  56,250       8,500           16,125            6,625              0             31,250

NQO              11/8/99     $2.91      25,000           0           10,000                0         15,000             25,000
                                              --------------------------------------------------------------------------------
Grand Total                                          8,500           26,125            6,625         15,000             56,250
                                              ================================================================================

